N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not
 provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Adjustable Rate Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		5,987,945	0.20		28,437,938	8.72
Class B		2,879,792	0.17		13,787,283	8.72
Class C		7,005,451	0.17		39,768,500	8.72
Class I		16,389,625	0.21		62,611,115	8.72
Class IS		2,412,693	0.20		5,955,127	8.72


Evergreen Short Intermediate Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		573,946		0.13		3,964,987	4.49
Class B		61,424		0.11		510,529		4.49
Class C		183,085		0.11		1,756,792	4.49
Class I		8,127,159	0.13		37,794,152	4.49
Class IS		188,400		0.12		1,352,509	4.49